SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (date of earliest event reported): April 1, 1997
                        Commission File Number: 0-25386


                         FX ENERGY, INC.
             (Exact Name of Registrant as Specified in its Charter)


              NEVADA                          87-0504461
     (State or other jurisdiction of         (IRS Employer
     incorporation or organization)       Identification No.)



        3006 HIGHLAND DRIVE
             SUITE 206
       SALT LAKE CITY, UTAH                     84106
       (Address of Principal                 (Zip Code)
        Executive Offices)

              Registrant's Telephone Number, including Area Code:
                                 (801) 486-5555



     N/A
     (Former name, former address, and formal fiscal year, if changed since last report)

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                             ITEM 5.  OTHER EVENTS

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     FX Energy, Inc. (the "Company"), announced on April 1, 1997, that the
Orneta #1 well was in the Ordovician formation at a true vertical depth of 2,379 meters (7,805 feet). This is an estimated five meters (16 feet) above the potential sandstone reservoir in the Cambrian.

     The Orneta #1 is the first oil and gas exploratory well drilled in Poland by a western company. As such, the Company will use the data obtained from this well to review and reinterpret older, non-western style data from other wells and other concessions. Accordingly, the Company plans to take every reasonable measure to obtain the best quality data possible.

     The Company plans to condition the well bore, run logs, set and cement casing, drill out, and replace the current mud system with a KCl polymer. These steps, expected to completed in seven to nine days, will allow the Company to drill into the Cambrian under the cleanest possible circumstances.

     The Company then plans to drill into the Cambrian horizon with a core barrel, cut two nine-meter cores and, if warranted, run a drill stem test through the cored interval. Thereafter, as the Company drills through the potential reservoir, it will take additional cores and drill stem tests as warranted.

     The entire process of drilling through the potential reservoir, which will begin in seven to nine days, may take several weeks because of the extensive testing which may be conducted. The Company plans to release any significant or definitive data as it is obtained during this process.

     The Orneta #1 is operated by Warmia Petroleum Company, a subsidiary of the Company; drillsite supervision is provided by Parker Drilling Company.

     FX Energy is also conducting an exploration study in the Carpathian region of southern Poland in partnership with the Polish National Oil and Gas Company, and operates two other concessions in Poland.

     FX Energy produces oil from fields in Montana and Nevada and is actively pursuing other oil and gas opportunities in Poland and the United States.


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                                   SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 1, 1996              FX ENERGY, INC.


                                   By: /s/ Scott J. Duncan, Vice President